Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 1999 relating to the combined financial statements and financial statement schedule which appear in the Registration Statement on Form 10, as amended (No. 001-15295) of Teledyne Technologies Incorporated filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 11, 1999, with respect to the financial statements and supplemental schedules of the Teledyne, Inc. 401(k) Plan included in Allegheny Teledyne Incorporated's Annual Report on Form 10-K/A (Amendment No.
1) (File No. 1-12001) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
Pittsburgh, Pennsylvania
November 29,1999